Exhibit 10.11.0

CORPORATE ALLOCATION AGREEMENT

THIS CORPORATE ALLOCATION AGREEMENT (this “Agreement”) is made as of September 19, 2009, by and among Wynn Macau, Limited, an exempt company with limited liability under the laws of the Cayman Islands (the “Company”), and Wynn Resorts, Limited, a Nevada corporation (“Resorts”), with reference to the following:

WHEREAS, the Company has, through its subsidiary, Wynn Resorts (Macau), S.A., developed, operates and continues to construct portions of the Wynn Macau Casino Resort (“Wynn Macau”), a hotel and casino resort with associated facilities in Macau Special Administration Region, People’s Republic of China (“Macau”); and the Company has directly or indirectly through affiliates and subsidiaries, is considering the potential development, operation and construction of other hotel and casino resort with associated facilities in other Macau locations and possibly in jurisdictions outside of Macau, in the future (collectively, the “Business”). For the avoidance of doubt, “Business” does not include the development, operation or continued construction of Wynn Macau;

WHEREAS, the Company desires to engage Resorts to provide the corporate support services for the Business and Resorts desires to accept such engagement and provide such services, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Retention of Resorts. The Company hereby appoints Resorts to provide the corporate support services described herein for the Business and Resorts hereby agrees to provide the corporate support services described herein for the Business, all in accordance with the terms and subject to the conditions hereinafter set forth.
2.    Services to be Provided by Resorts.
(a)    Resorts shall make the personnel from its Corporate Executives, Corporate Treasury, Corporate Legal, Public Relations, Information Systems, Corporate Security & Governmental Affairs, Risk Management, Internal Audit, Financial Accounting and Analysis, Corporate Tax and any departments that may be established in the future (hereinafter collectively referred to as, the “Corporate Departments”) available to the Company to provide customary corporate support services with respect to the operation of the Business. Further, in accordance with the terms and subject to the conditions hereof, Resorts agrees to provide the following corporate support services (referred to herein after collectively, together with any services necessary or incidental thereto, “Services”) to the Company on an ongoing basis in connection with the ownership and operation of the Business by the Company during the term of this Agreement:

i.	advice concerning the hiring, termination, performance and training of personnel;

ii.	review, consultation and advice concerning personnel, operations, and other management and operating policies and procedures;

iii.
recommendations on all necessary action to keep the operation of the Business in compliance, in all material respects, with the conditions of all licenses (including gaming licenses) and all applicable rules, regulations and orders of any governmental authority having jurisdiction over the Business;

iv.	development of recommendations for, and negotiate the acquisition and maintenance of, insurance coverage with respect to the Business;

v.	guidance on all marketing, sales promotions and advertising for the Business;

vi.	assistance in the financial budgeting process and the implementation of appropriate accounting, financial, administrative and managerial controls for the Business;

vii.	assistance with refinancing and borrowing (and any other forms of capital raising) and compliance with any covenants associated therewith;

viii.	assistance with income tax compliance and planning;

ix.
assistance with the preparation of the Company’s financial reports and maintenance of books of accounts and other records reflecting the results of operation of the Business (which at all times shall be maintained in a manner prescribed by Resort in order to comply with the regulatory requirements imposed on both Resorts and the Company);

x.	consultation with the Company with respect to the selection of attorneys, consultants and accountants;

xi.	advice and consultation with the Company in connection with any and all aspects of the Business and the day to day operation thereof; and

xii.	any other service performed by Resorts and requested by Company.
3.    Corporate Overhead Expense Allocation.
(a)    On or before the last business day of each month, Resorts will provide an invoice to the Company representing one-twelfth of the estimated annual cost of the Corporate Departments’ overhead expense allocation related to the provision of the Services, plus any other costs associated therewith and the Company will reimburse Resorts for such overhead expense and associated cost with the provision of the Services within thirty (30) days after receipt of such invoice (such costs as hereinafter referred to as, the “Corporate Support Services Fee”).
(b)    The estimated annual overhead expense and costs associated with the provision of the Services allocated to the Company will be the sum of each Corporate Department’s annual budgeted executive personnel costs (such costs, the “Departmental Executive Costs”) allocated to the Company plus the sum of each Corporate Department’s annual budgeted other costs (such costs, the “Departmental Residual Costs”) allocated to the Company. The Departmental Executive Costs shall include all Corporate Department executive compensation, including, without limitation, salaries, bonuses, any forms of deferred compensation, vacation pay, fringe benefits and Statement of Financial Accounting Standards 123-R costs for nonqualified stock options and restricted stock. The annual allocation of the Departmental Executive’s Costs and the Departmental Residual Costs allocated to the Company will be based on each Corporate Department head’s annual estimate, made using commercially reasonable judgment, of the time to be spent by the Corporate Department’s executives providing the Services for the Company during the year (such allocation, the “Executive’s Percentage”). In the event no estimate is provided, the Executive’s Percentage for the immediately preceding year will be used. The Departmental Executive Costs allocated to the Company will be the sum of the products resulting from the multiplication of each Corporate Department’s Executive’s Percentage and the applicable Departmental Executive Cost. The Departmental Residual Costs allocated to the Company will be the sum of the products obtained by multiplying each Corporate Department’s Departmental Residual Costs by the ratio of its total Departmental Executive Costs allocated to the Company to its total Departmental Executive Costs. Annually, the actual costs of the Corporate Departments will be compared with the estimated costs of the Corporate Departments used in determining the preliminary allocation for the year and any under or over allocation shall be charged or returned to the Company by the last day of February of the succeeding year, any variance between the estimated and actual Executive’s Percentage will also be taken into account as part of this annual reconciliation. To the extent that Resorts pays or incurs any obligation for any expenses, costs, losses, liabilities or damages in connection with the provision of Services, the Company, subject to the limitations set forth in Sections 3(c), will pay or reimburse Resorts therefor, as well as for any reasonable out-of-pocket expenses incurred by Resorts in the performance of its obligations under this Agreement.
(c)    The parties agree that (i) the Corporate Support Services Fee due and payable as provided in this Section 3 shall not be paid at any time that such payment is not then permitted under any credit agreement of the Company and (ii) the Corporate Support Services Fee for any fiscal year cannot exceed fifty percent (50%) of the aggregate corporate overhead administrative costs incurred by Resorts during such fiscal year with respect to its management of all of its direct and indirect subsidiaries. In the event any Corporate Support Services Fee is unpaid, whether in whole or in part, as a consequence of the provisions of this Section 3, Resorts nonetheless shall continue to perform hereunder and any such unpaid amounts shall be accrued as a liability of the Company and shall be payable as soon as such payment is permitted. The deferred portion of the Corporate Support Services Fees will bear interest at the rate of ten percent (10%) per annum, compounded annually, from the date otherwise due and payable until the payment thereof.
(d)    Notwithstanding any termination of this Agreement, Resorts shall, subject to the limitations set forth in this Section 3, remain entitled: (i) to receive the Corporate Support Services Fee for the remaining portion of the semi-monthly period in which such termination occurred (payable in the same manner and at the same time as if Resorts were entitled to receive such fee with respect to the entire monthly period); and (ii) to receive payment of any deferred Corporate Support Services Fee at the time of such termination, and to the extent that payment thereof is not then permitted under this Section 3, as soon as such payment is permitted.
4.    Use of Aircraft and Related Assets. From time to time, Resorts may make available to the Company and its employees use of the aircraft and related assets owned by Resorts and its subsidiaries (other than the Company) (the “Resorts’ Aircraft Assets”), and the Company may make available to Resorts and its subsidiaries (other than the Company) and its employees use of the aircraft and related assets owned or to be owned by the Company (the “Company’s Aircraft Assets”) and, together with the Resorts Aircraft Assets, the (“Aircraft Assets”). Resorts shall cause to be paid to the owner of any Company Aircraft Assets used by Resorts, its subsidiaries (other than the Company) or any of their employees, and the Company shall pay to the owner of any Resort Aircraft Assets used by any of the Company or any of their employees, reasonable amounts for the use thereof, as determined from time to time by Resorts and the Company at the rate per hour for such aircraft then in effect and used by Las Vegas Jet, LLC.
5.    Use of Company Employees. From time to time, the Company and its subsidiaries may make available to Resorts, in connection with Resorts’ development of one or more projects other than the Business, the services of certain employees of the Company or its subsidiaries, provided that (i) such services do not materially interfere with such employee’s obligations to and responsibilities with the Company or its subsidiaries, and (ii) Resorts pays, or causes to be paid, to the Company and its subsidiaries compensation reasonably satisfactory to the Company and its subsidiaries. Such compensation shall not be less than the amount necessary to reimburse the Company’s costs of payroll and benefits for such employees during the period when such services are being rendered and shall include, without limitation, any out of pocket expenses reasonably incurred by the Company or its subsidiaries or any of their employees in connection with the provision of such services.
6.    Term of Agreement.
(a)    The term of this Agreement shall continue until December 31, 2017 unless earlier terminated pursuant to the terms of this Agreement.
(b)    Unless earlier terminated pursuant to the terms of this Agreement, upon the expiry of the term provided in Section 6(a), or any extension of the term pursuant to this Section 6(b) (subject to compliance by the Company, Resorts and their respective affiliates with any requirements under applicable rules and regulations of relevant regulatory bodies, including but not limited to stock exchanges and securities commissions), this Agreement shall be automatically renewed for a term of three years (or for such other period as may be permitted under the applicable rules and regulations of relevant regulatory bodies, including but not limited to stock exchanges and securities commissions).

(c)    Notwithstanding Sections 6(a) and 6(b), this Agreement may be terminated as follows: (a) by the mutual written consent of the Company and Resorts, (b) by the Company upon 60 days prior written notice to Resorts, or by Resorts upon 60 days prior written notice to the Company, in either case for any reason or no reason at all, or (c) by Resorts immediately upon written notice to the Company following the occurrence of any default by the Company under any promissory note, indenture, loan agreement or other instrument or evidence of indebtedness. Notwithstanding any other provision of this Agreement, the provisions of Section 7 shall survive any termination of this Agreement.
7.    Liability. The Company shall bear any and all expenses, liabilities, losses or damages resulting from the operation of the Business, and Resorts and its officers, directors, shareholders and employees shall not, under any circumstances, be held liable therefor, except that Resorts shall be liable for any loss or damage which results from its own gross negligence or willful misconduct. Neither Resorts nor any of its officers, directors, shareholders or employees shall be held to have incurred any liability to the Company, the Business or any third party by virtue of any action not constituting gross negligence or willful misconduct taken in good faith by it in the discharge of its duties hereunder, and the Company agrees to indemnify Resorts and its shareholders, directors, officers and employees, and hold each of them harmless from and against any and all claims that may be made against any of them in respect of the foregoing (excluding claims arising out of gross negligence or willful misconduct), including, but not limited to, attorneys’ fees and expenses.
8.    Miscellaneous
(a)    Nonassignability of Agreement. This Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other party hereto (which consent may be withheld in the sole discretion of the party whose consent is required), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that (i) the provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and Resorts and their respective successors and permitted assigns and (ii) the rights of the Company under this Agreement may be collaterally assigned to secure the obligations of the Company any of its credit facilities, whether in existence now or in the future.
(b)    Further Assurances. Subject to the provisions hereof, each of the parties hereto shall execute, acknowledge and deliver such other documents, and take such further actions, as may be reasonably required in order to effectuate the purposes of this Agreement, to comply with all applicable laws, regulations, orders and decrees, to obtain all required consents and approvals and to make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority.
(c)    Waivers. No failure or delay on the part of Resorts or the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such a right, preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement nor any consent to any departure by Resorts or the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it has been given.
(d)     Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all previous agreements, negotiations, memoranda and understandings, whether written or oral, respecting the subject matter hereof.
(e)    Amendments. This Agreement may be amended only by an agreement in writing executed by each of the parties hereto, but no such amendment shall become effective if the same is prohibited by any credit agreement to which Resorts or the Company is a party.
(f)    Notices. Any and all notices and demands required or desired to be given hereunder shall be in writing and shall be validly given or made if served personally, delivered by facsimile, by a nationally recognized overnight courier service, or delivered by certified or registered, postage prepaid, return receipt requested mail, to the following addresses:

If to the Company:	Wynn Macau, Limited
Rua Cidade de Sintra, NAPE,
Macau SAR
Fax Number: (853) 8986 5500
Attention: Mr. Jason M. Schall

If to Resorts:	Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
United States
Fax No.: (702) 770 8867
Attention: Ms. Kim Sinatra

in each case, with a copy to:	Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Fax No.: (702) 770 8867
Attention: General Counsel

and shall become effective upon receipt. Any party hereto may change its address for the purpose of receiving notices by providing written notice to the other party hereto.
(g)    Governing Law. The laws of the State of Nevada applicable to contracts made in that state, without giving effect to its conflict of laws rules, shall govern the validity, construction, performance and effect of this Agreement.
(h)    Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, then that provision shall be deemed severable and all provisions, covenants, and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.
(i)    Headings. The headings in this Agreement are included for purposes of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize or in any way affect any term or provision of this Agreement.
(j)    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(k)    Negotiated Agreement. This is a negotiated agreement. All parties have participated in its preparation. In the event of any dispute regarding its interpretation, it shall not be construed for or against any party based upon the grounds that this Agreement was prepared by any one of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of    )
WYNN RESORTS, LIMITED    )
in the presence of:    )

/s/ Matthew Maddox
Matthew Maddox
General Authorized Signatory

/s/ Edwina Wing Lam Ip
Name of Witness: Edwina Wing Lam Ip

/s/ Jason M. Schall
Jason M. Schall
General Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of    )
WYNN MACAU, LIMITED    )
in the presence of:    )

/s/ Jason M. Schall
Jason M. Schall
Authorized Signatory
Senior Vice President - Legal

/s/ Edwina Wing Lam Ip
Name of Witness: Edwina Wing Lam Ip